UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2007

Whitestone REIT
(Exact Name of Registrant as Specified in Its Charter)

Hartman Commercial Properties REIT
(Former Name of Registrant)

Maryland	000-50256	76-0594970
(State or other jurisdiction of incorporation or	(Commission File Number)	(I.R.S. Employer
organization)		Identification No.)

2600 South Gessner, Suite 500
Houston, Texas  77063
(Address of principal executive offices)
(Zip Code)

(713) 827-9595
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2007, we entered into an interest rate swap transaction which we have designated as a cash flow hedge.  The effective date of the swap transaction is October 1, 2007, has a total notional amount of $70 million, and fixes the swap rate at 4.77% through October 1, 2008. The purpose of this swap is to mitigate the risk of future fluctuations in interest rates on our variable rate debt.  We have determined that this swap is highly effective in offsetting future variable interest cash flows on variable rate debt.

This swap transaction was executed under the International Rate Swap Agreement dated March 16, 2006, between Whitestone REIT Operating Partnership, L.P., Whitestone REIT Operating Partnership III LP, and KeyBank National Association.  This agreement was previously filed as exhibit 10.22 to Form 10-K filed on March 31, 2006.

Item 1.02	Termination of a Material Definitive Agreement

On September 28, 2007, in conjunction with the execution of the $70 million interest rate swap transaction, we terminated an interest rate swap transaction that was initiated on March 16, 2006.  This swap transaction had a total notional amount of $30 million, was at a fixed rate of 5.09% and was set to mature on March 11, 2008.  We paid approximately $12,000 at termination representing the fair value of the swap and termination fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT

Dated: October 3, 2007	By:	/s/ David K. Holeman
		Name:	David K. Holeman
		Title:	Chief Financial Officer